EXHIBIT 10.11

EMPLOYMENT AND SUCCESSION AGREEMENT

AND

FULL AND COMPLETE RELEASE

This Employment and Succession Agreement and Full and Complete Release ("Agreement") is entered into between Richard Macchia ("Executive") and Internet Security Systems, Inc., a Delaware corporation (together with its subsidiary companies, the "Company").

Whereas, the Company and Executive desire to agree upon a fixed term of employment of Executive by the Company and provide for the successful transition of duties and separation of Executive from the Company effective July 3, 2006, or such earlier date as Executive and the Company's Chief Executive Officer may agree; and

Whereas, the Company and Executive have previously entered into an Indemnity Agreement dated 17 April 1998, a Retention Agreement dated 14 July 2003, and a Confidentiality, Ownership and Non-Competition Agreement dated 29 December 1997 (the "Preexisting Agreements").

Whereas, the Executive has consulted with an attorney and has relied upon the advice of his attorney in signing this Agreement.

Now, therefore, in consideration for payments and benefits provided by the Company as set forth in this Agreement, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1. Fixed Term Employment.

    In order to assure retention of Executive through December 31, 2005, the Company will continue Executive's full-time employment through December 31, 2005. When a new Chief Financial Officer begins employment with the Company, which is expected to be a date prior to December 31, 2005, the title and responsibilities of Chief Financial Officer will transition from Executive to the new Chief Financial Officer. Part-time employment of Executive will begin on January 1, 2006 and continue through July 3, 2006. Executive and the Company will execute releases in substantially the same form as contained in this Agreement upon conclusion of full-time status (including a release of the Retention Agreement), and again upon conclusion of part-time employment (including a release of obligations under this Agreement, but not the Indemnity Agreement or the Confidentiality, Ownership and Non-Competition Agreement).
    During full-time employment, Executive's compensation will continue on current compensation terms, including salary and incentive compensation, benefits and expense reimbursement according to policy. For the avoidance of doubt, Executive will be eligible for his full 2005 annual and quarterly bonuses as indicated in his current compensation plan for 2005, subject to attainment of applicable performance targets.
    Executive will devote full-time and best efforts to the business of the Company during the period of full-time employment, including continuing current responsibilities. This also includes preparation and signing of quarterly and annual reports and certifications that are required during the period of full-time employment as Chief Financial Officer.
    During part-time employment, Executive's compensation will continue at the rate of $18,150 per month. Medical benefits will also continue during this period. Other employee benefits will apply only as provided in the Company's benefits plans for part-time employees. The Company will reimburse reasonable out-of-pocket expenses incurred according to the Company's policy during part-time employment. After July 3, 2006, Executive will not be entitled to any further compensation or benefits or severance payments.
    During part-time employment until March 16, 2006, Executive will be available for an aggregate of 210 hours, as needed, using best efforts to fulfill reasonably requested tasks. After March 16, 2006 through July 3, 2006 no minimum number of hours is intended and availability will be as agreed between the parties.
    Equity incentives, such as stock options and restricted stock, will continue to vest according to the Company's incentive stock plan during full-time and part-time employment, except as provided in Section 1(i).
    During full-time and part-time employment, Executive may be terminated by the Company only for cause. "Cause" means the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or any affiliated company, or any other intentional violation of the Company's Code of Conduct by Executive adversely affecting the business or affairs of the Company or any parent or subsidiary corporation in a material manner.
    Executive will report to the Chief Executive Officer during full-time and part-time employment. Executive will perform such responsibilities and duties as may be assigned consistent with his current areas of responsibility, in the Chief Executive Officer's judgment, so that the succession of the new Chief Financial Officer is efficient, effective and successful. Employment with others will not be entered into during full-time employment. If Executive elects to leave the Company voluntarily after December 31, 2005 and begins a full-time senior officer position at another company prior to March 16, 2006, then part-time employment will terminate, compensation and benefits will cease, and equity incentives such as stock options and restricted stock will cease vesting. After March 16, 2006, other employment opportunities may be entered into and Executive acknowledges that the Confidentiality, Ownership and Non-Competition Agreement will continue to apply. This Agreement is for the personal services of Executive. Executive shall receive all payments and other benefits to which Executive is entitled under this Agreement through July 3, 2006, unless Executive's employment terminates prior to July 3, 2006 for Cause, due to death or disability, or as otherwise provided in this Agreement, in which event compensation and benefits will cease upon employment termination.
    Provided Executive's part-time employment status continues to July 3, 2006 and for Executive's covenant not to compete with the Company, as provided in this paragraph, the Company agrees that the remaining 12,500 shares of restricted stock granted to Executive on January 27, 2004 will fully vest on July 3, 2006 instead of January 27, 2007. Executive covenants and agrees that from the date of this Agreement until March 16, 2007, Executive will not (whether on his own behalf or on behalf of any person or entity other than the Company) engage in or become involved in a business that directly competes with the Company in any line of business in which it is engaged as of the date of this Agreement. A list of currently competing entities has been furnished by the Company to Executive contemporaneously with the execution and delivery of this Agreement. The parties acknowledge that other businesses may have incidental activities that may compete with a business line of the Company and this covenant is not intended to prohibit employment with a business (not identified on the list) who's primary business is not competitive with the business of the Company, provided that Executive is not actively involved or directly responsible for the incidental activity that competes. This covenant does not prohibit investment (whether directly or through public or private investment funds) in securities of any entity that may compete with the Company, provided such investment does not exceed 5% of the equity securities of such entity and provided Executive is not involved in the management or operations of such competing entity. Executive acknowledges that the Company's business is global and that he has been involved with its business globally, so this restriction will apply throughout the world. Executive acknowledges that these restrictions are reasonably necessary to protect the Company's legitimate business interests, are not overbroad, overlong, or unfair (including in duration and scope), and are not the result of overreaching, duress, or coercion of any kind. Executive confirms that his observance of the covenants will not cause him any undue financial hardship, and that the enforcement of the covenants will not impair his ability to gain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to receive sufficient income to support him and his family and to satisfy his debt obligations. Executive acknowledges that any violation of these covenants would cause the Company irreparable injury or loss. Executive agrees that, for any breach or threatened breach of the covenants of this provision, the Company will be entitled to immediate injunctive relief and that a restraining order and/or an injunction may issue against Executive to prevent or restrain any such breach or threatened breach, in addition to any other rights or remedies at law that the Company may have.

2. Full and Complete Release.

Executive, for himself and his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release and forever discharge the Company and its affiliates, joint ventures, joint venture partners, and benefit plans, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, from all debts, claims, actions, causes of action (including without limitation those arising under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sec. 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sec. 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Sec. 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C. Sec. 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. Sec. 1981; the Civil Rights Act of 1991, 42 U.S.C. Sec. 1981a; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. Sec. 791 et seq.; the Family and Medical Leave Act of 1993, 28 U.S.C. Sections 2601 and 2611 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which he ever had, now has, or may have, or which he, his heirs, executors, administrators or assigns hereafter can, shall, or may have, from the beginning of time through the date on which he signs this Agreement, including without limitation those arising out of or related to his employment or separation from employment with the Company (collectively the "Released Claims"), provided nothing herein releases the Company from its obligations under this Agreement or the Preexisting Agreements, or releases any vested and accrued benefits to which Executive is entitled, or any rights which by law cannot be released.

Executive fully understands and agrees that:

    no rights or claims are released or waived that may arise after the date Executive signs this Agreement;
    Executive is advised to consult with an attorney before signing this Agreement;
    Executive has 21 days from receipt of this Agreement within which to consider whether to sign it;
    Executive has seven days following his execution of this Agreement to revoke the Agreement; and
    this Agreement shall be effective on the date executed by Executive, but Executive shall not have the right to enforce this Agreement until the revocation period of seven days has expired without any such revocation.

Executive acknowledges that some of the payments and benefits given to Executive under this Agreement are in addition to those to which he is otherwise entitled to as a matter of Company policy.

3. Release of Claims Against Executive.

The Company, for itself and its successors and assigns, does hereby knowingly and voluntarily release and forever discharge the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, devisees, legatees and successors from all debts, claims, actions, causes of action, suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which it ever had, now has, or may have, or which it, its successors or assigns hereafter can, shall, or may have, from the beginning of time through the date on which it signs this Agreement, including without limitation those arising out of or related to Executive's employment or separation from employment with the Company, provided nothing herein precludes the Company from enforcing its rights under this Agreement or the Preexisting Agreements, or its rights related to taxes, advances or reimbursement of expenses arising in the course of Executive's employment relationship with the Company.

4. Future Cooperation.

Executive covenants and agrees that he shall reasonably cooperate with the Company, so long as such cooperation does not unreasonably interfere with Executive's then current employment or business activities, in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which he, by virtue of his employment with the Company, has relevant knowledge or information, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding his knowledge, (ii) acting as the Company's representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said matter. The Company shall reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and attorneys' fees. If such cooperation occurs after July 3, 2006 and results in devotion of Executive's time exceeding three business days, the Company will compensate Executive for his time at an hourly rate based upon his current base salary.

5. Indemnification.

Nothing in this Agreement shall affect any rights Executive may have to indemnification or advancement of expenses under Article XI of the Company's by-laws in effect as of the date of this Agreement, any written agreement between the Company and Executive, including the Indemnity Agreement, or under applicable law.

6. Nondisparagement.

Executive will not disparage the Company, its customers or suppliers or the Company's directors, officers, or employees ("Representatives"). The Company and its Representatives will not disparage Executive. "Disparagement" means a negative oral or written statement that can be accurately demonstrated in fact to be attributable to (i) Executive or (ii) the Company or its Representatives (as applicable). Notwithstanding the foregoing, (i) no statement made by either party in the context of any legal or regulatory proceeding shall be deemed to violate the foregoing provisions, and (ii) subject to (i), all communication relating to the termination of Executive's employment with the Company shall be consistent with the Company's Current Report on Form 8-K filed with respect to this matter.

7. Complete Agreement.

This Agreement is the complete understanding between Executive and the Company in respect of the subject matter of this Agreement and, with the exception of the Preexisting Agreements, supersedes all prior agreements relating to the same subject matter. In signing this Agreement, Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein.

8. Severability.

In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

9. Governing Law.

This Agreement is to be governed and enforced under the laws of the State of Georgia (without regard to Georgia's conflicts of law rules that might call for the application of the law of another jurisdiction).

10. Successors and Assigns.

This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns.

11. Amendment/Waiver.

No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

12. Acknowledgment.

Executive has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Executive knowingly and voluntarily signs this Agreement.

Executive
/s/ Richard Macchia Richard Macchia
Date:	May 11, 2005
Internet Security Systems, Inc.
/s/ Thomas E. Noonan Thomas E. Noonan President, Chief Executive Officer and Chairman
Date:	May 11, 2005